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                                  EXHIBIT 99.1

PF.NET NAMES BUDDY PICKLE CHIEF EXECUTIVE OFFICER--Former Teligent President/COO To Lead PF.Net's Next Stage Of Growth--

         NEW YORK, NY, September 8, 2000 - PF.Net Communications, Inc., a communications company that is constructing a nationwide fiber optics network, announced today that Kirby "Buddy" G. Pickle, Jr. has been named Chief Executive Officer, effective immediately.

         Mr. Pickle is the second major telecommunications executive to join PF.Net in the last three months, with the announcement of Robert Annunziata's appointment as the company's Chairman on June 1, 2000. With backing from Odyssey Investment Partners, Koch Telecom Ventures, Inc. and PF Telecom Holdings, LLC, PF.Net has positioned itself as "the network to the net" by connecting many of the highest volume telecommunications markets in the United States to each other and to the Internet. Its services will include data, video and voice transmission to Internet service providers, telecommunications carriers, corporate and government entities and other buyers of wholesale network capacity.

         A telecommunications industry veteran with more than 20 years of experience, Mr. Pickle, 44, brings to PF.Net a proven track record of building industry-leading companies from the ground up. Since 1997, he has served as President and Chief Operating Officer of Teligent, a full-service facilities-based telecommunications company, where he was responsible for day-to-day strategy and operations, as well as helping drive private and public fundraising for the company before and after its initial public offering. Mr. Pickle played an integral role in driving the transformation of Teligent from a small start-up into a major telecommunications player providing broadband access to over 15,000 customers in the United States and with almost 3,000 employees.

         Previously, Mr. Pickle spent six years in a number of senior management positions at MFS Communications. Among other duties, he served as President and Chief Operating Officer of UUNet Technologies, Inc., an MFS subsidiary specializing in Internet services, where he was part of the team that acquired, developed, and later sold the company to WorldCom for $14 billion in 1996. Prior to joining MFS, Mr. Pickle held management positions with Sprint, MCI Communications, and AT&T.

         Stephen Berger, Chairman of Odyssey Investment Partners, said, "Buddy Pickle's outstanding track record in building telecom start-ups into world-class companies will be invaluable as we continue to develop and grow PF.Net. Buddy's addition to the company follows the appointment of PF.Net Chairman Bob Annunziata and enhances the excellent management team we have assembled to lead PF.Net's development as a premier facilities-based provider of technologically-advanced, high-capacity, fiber optic communications services."

         Mr. Annunziata said, "In addition to having helped produce two multi-billion dollar market cap companies from small telecom start-ups, Buddy Pickle understands the complexities of the telecommunications marketplace

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and knows what it takes to excel in a rapidly changing industry environment.
He will be a terrific asset to the team, and it is with great pleasure that I welcome him to PF.Net."

         Mr. Pickle commented, "I am very excited to have this opportunity to help expand PF.Net into a major telecom player. With the accelerating market demand for fiber optic capacity, a well-thought out business plan, backing from investors such as Odyssey and Koch, and a talented management team, PF.Net has all of the ingredients for long-term success. I look forward to joining PF.Net's outstanding team, including Bob Annunziata, Tony Martin, President and Chief Operating Officer, and Don Bolar, President of Network Services."

         "As Teligent's first COO, Buddy Pickle played a key role in getting the company up and running," said Teligent Chairman and CEO Alex J. Mandl. "Together, we built our networks, installed our back office systems, brought our first products to market and began serving our first customers. As Buddy moves on to meet new challenges as a chief executive officer, all of us at Teligent wish him the best."

         PF.Net has already raised more than $700 million in financing to support the build-out of its network, including a $125 million equity investment from a group led by Odyssey Investment Partners and a $225 million high yield offering completed in May 2000.

         Odyssey Investment Partners LLC manages more than $750 million and makes private equity investments in management buyouts and other corporate transactions. Odyssey's communications and media investments have included Western Wireless Corp. (the former parent company of VoiceStream Communications), Alliance Broadcasting Group, LP (sold to Infinity Broadcasting), Micom Communications (sold to Nortel), Independent Wireless One Corporation (a Sprint PCS affiliate) and Mobile Logic, Inc. (a wireless data services company).

         Koch Telecom Ventures is an affiliate of Koch Ventures, Inc., which has invested more than $160 million in private equity transactions. Koch Industries, Inc. is one of the largest privately held companies in America, employing, through its subsidiaries, 11,500 people worldwide. Koch is involved in virtually all phases of the energy industry, as well as in plastics, asphalt products, metals and minerals, and financial services. For more information on Koch, refer to http://www.kochind.com or HTTP://WWW.KOCHVENTURES.COM.